Exhibit 99.1

More information: Torrey Martin SVP, Communications and Corporate Development 203.956.8746 tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2018

GLOBAL LOYALTY REVENUE INCREASES 15% YEAR-OVER-YEAR

STAMFORD, Conn., November 14, 2018 – Affinion Group Holdings, Inc. (“Affinion”, “Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three month period ended September 30, 2018 (the “third quarter” or “quarter”).

Key Highlights

Notes: During the third quarter, we completed the sale of our Insurance Solutions business and present its results as discontinued operations. Results below are from continuing operations, which does not include the Insurance Solutions business.

•	Net revenues were $177.1 million in the third quarter of 2018.

•	Income from operations was $18.1 million in the third quarter.

•	Adjusted EBITDA (as defined in Note (h) of Table 6) was $41.1 million in the third quarter.

“Our core loyalty and customer engagement businesses had another strong quarter, led by 15% revenue growth and 32% Adjusted EBITDA growth in our Global Loyalty segment. The full suite of loyalty solutions we provide to our clients and their customers, with our leading end to end loyalty solutions utilizing Affinion’s world class technology, content catalog, data analytics and customer service, continue to strengthen our position as a leader in the loyalty marketplace,” said Todd Siegel, the Company’s Chief Executive Officer. “Additionally, during the third quarter, we completed the sale of our Insurance business and paid down a significant portion of our outstanding debt, completing another important step in our transition to becoming a pure-play loyalty solutions business.”

“Although we are pleased with our third quarter results, the recent loss of a top 5 loyalty client will put pressure on our performance for the near term. While this previously announced client loss is disappointing, we remain excited about the future as we believe the launch of several new relationships in the fourth quarter, together with the expected expansion of an existing strategic partnership in the early part of the first quarter of 2019, will support the continued growth in our loyalty businesses.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Table 5 for a complete description of Adjusted EBITDA by segment and the related reconciliations to GAAP measures. See Table 6 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

Third Quarter Net Revenues

Notes: As of January 1, 2018, the Company has adopted the new Revenue Recognition Standard (“ASC 606”) using the modified retrospective transition method. For more details regarding ASC 606 and its impact on the Company’s financial results, see the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2018.

•

Net revenues for the third quarter of 2018 decreased 3.4%, from $183.3 million in the third quarter of 2017 to $177.1 million. The decrease in overall net revenues was primarily due to the expected revenue declines in our non-core Legacy Membership and Package segment and partially offset by higher Global Loyalty revenues due to increased growth with existing clients and launches with new clients.

•	Under the prior revenue recognition guidance, net revenues for the third quarter would have decreased 4.9%, from $183.3 million in the third quarter of 2017 to $174.4 million.

•

Net revenues for the core business segments (Global Loyalty and Global Customer Engagement) for the third quarter of 2018 increased 3.5%, from $148.9 million in the third quarter of 2017 to $154.1 million.

•

Under the prior revenue recognition guidance, net revenues for the core business segments for the third quarter of 2018 would have increased 1.7%, from $148.9 million in the third quarter of 2017 to $151.4 million.

•	Net revenues for the Legacy Membership and Package segment decreased 33.1%, from $34.4 million in the third quarter of 2017 to $23.0 million.

Third Quarter Operating Results

•	Income from operations was $18.1 million as compared to $27.9 million for the third quarter of 2017.

•	Adjusted EBITDA (as defined in Note (h) of Table 6) was $41.1 million as compared to $40.5 million for the third quarter of 2017, an increase of 1.5%.

•

Segment EBITDA (as defined in Note (1) of Table 5) decreased $8.9 million primarily as a result of lower net revenues and higher general and administrative expenses partially offset by lower marketing and commissions expense.

•	Segment EBITDA for the core business segments increased $3.1 million primarily due to an increase in Global Loyalty, partially offset by a decrease in Global Customer Engagement.

•

Segment EBITDA for the Legacy Membership and Package segment decreased $4.1 million as lower net revenues were partially offset by lower marketing and commissions expense, operating costs and general and administrative expenses.

•

As compared to Segment EBITDA of $30.8 million, Adjusted EBITDA of $41.1 million reflects the exclusion of, among other items, $7.6 million in costs related primarily to restructuring of certain operations including related severance costs, $0.4 million of stock compensation expense, and $0.3 million in costs related to certain litigation matters.

Segment Commentary

Global Loyalty net revenues increased by $9.0 million, or 15.4%, for the three months ended September 30, 2018 to $67.3 million as compared to $58.3 million for the three months ended September 30, 2017. Net revenues include a $2.7 million increase as a result of the January 1, 2018 adoption of the new revenue recognition guidance. Under the prior revenue recognition guidance, net revenues would have increased $6.3 million, or 10.8%. Global Loyalty net revenues increased primarily due to increased growth with existing clients and launches with new clients.

Global Loyalty Segment EBITDA increased by $6.6 million to $29.4 million for the three months ended September 30, 2018 as compared to $22.8 million for the three months ended September 30, 2017. The third quarter of 2018 includes a $2.7 million increase from the adoption of the new revenue recognition guidance. Under the prior revenue recognition guidance, Segment EBITDA would have increased by $3.9 million, or 17.1%, primarily due to increased revenue growth with existing clients and launches with new clients partially offset by higher servicing costs.

Global Customer Engagement net revenues decreased by $3.8 million, or 4.2%, to $86.8 million for the three months ended September 30, 2018 as compared to $90.6 million for the three months ended September 30, 2017. Net revenues decreased $2.1 million due to the unfavorable impact of foreign exchange and decreased $1.7 million on a currency consistent basis.

Global Customer Engagement Segment EBITDA decreased by $3.5 million to $13.5 million for the three months ended September 30, 2018 as compared to $17.0 million for the three months ended September 30, 2017, primarily due to lower net revenues.

Legacy Membership and Package net revenues decreased by $11.4 million, or 33.1%, to $23.0 million for the three months ended September 30, 2018 as compared to $34.4 million for the three months ended September 30, 2017. Legacy Membership and Package net revenues decreased primarily due to the expected attrition of legacy members and cessation of new marketing campaigns and terminated programs with partners, including large financial institutions.

Legacy Membership and Package Segment EBITDA decreased by $4.1 million to $7.7 million for the three months ended September 30, 2018 as compared to $11.8 million for the three months ended September 30, 2017. Legacy Membership and Package Segment EBITDA decreased as the impact from lower net revenues was partially offset by lower marketing and commissions expense, operating costs, and general and administrative expenses.

Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting functions, and unallocated portions of information technology. Corporate costs also include professional fees related to debt financing activities and stock compensation costs. Corporate costs increased by $7.9 million to $19.8 million for the three months ended September 30, 2018 as compared to $11.9 million for the three months ended September 30, 2017, primarily due to higher employee related costs.

Selected Liquidity Data

At September 30, 2018, there was $840.4 million of Affinion Group, Inc.’s term loans outstanding (net of discounts) and $617.7 million (net of discounts) outstanding under Affinion Group, Inc.’s senior cash 12.5%/PIK step-up to 15.5% notes due 2022.

At September 30, 2018, there were outstanding borrowings of $38.0 million (net of discounts) against Affinion Group, Inc.’s revolving credit facility and $65.0 million of Affinion Group, Inc.’s credit facility was available for borrowing, after giving effect to the issuance of $5.0 million of letters of credit.

As of September 30, 2018, Affinion Group, Inc. was in compliance with the restrictive covenants under Affinion Group, Inc.’s debt agreements.

For the nine months ended September 30, 2018, Affinion Holdings’ net cash provided by operating activities was $66.4 million and net income attributable to Affinion Holdings was $364.3 million.

At September 30, 2018, Affinion Holdings had $50.0 million of unrestricted cash on hand.

Recent Developments

On November 14, 2018, Affinion Group, Inc. and Affinion Holdings entered into an amendment to Affinion Group, Inc.’s credit facility that permitted the release of $45.0 million of the net proceeds held in escrow from the sale of the Insurance Solutions business, of which $32.0 million will be available for working capital needs, and/or to make investments and capital expenditures, with the remainder to be used to prepay outstanding term loans, together with required prepayment premiums. In addition, the Company received a commitment letter from certain lenders to provide Affinion Group, Inc. with a second lien senior secured revolving credit facility. Upon completion of the series of transactions contemplated by these agreements, Affinion Group, Inc. will be provided with at least $50.0 million.

Conference Call Information

Affinion Holdings will hold an informational call to discuss the results for the quarter ended September 30, 2018 at 10:00 a.m. (ET) on Wednesday, November 14, 2018. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 2857654. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/investors. A telephonic replay of the call will be available through midnight November 18, 2018 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 2857654.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended September 30, 2018 to the unaudited consolidated results of operations for the three month period ended September 30, 2017.

About Affinion Holdings

Affinion is one of the world’s leading loyalty and customer engagement solutions companies servicing over 250 million consumers with almost 6,150 client partner relationships and over 40 years of experience as of December 31, 2017. We design, administer and fulfill loyalty and customer engagement programs that strengthen and expand the value of relationships for our leading clients around the globe, including many of the largest and most respected companies in the financial services, retail, travel, and internet commerce sectors. Based in Stamford, CT, the Company has approximately 3,600 employees located in 20 countries across the globe. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2018 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

(In millions, except share amounts)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$50.0	$39.5
Restricted cash	60.1	9.9
Receivables (net of allowances for doubtful accounts of $8.1 and $7.5, respectively)	155.9	153.4
Prepaid commissions	35.6	33.7
Other current assets	86.9	69.6
Current assets held for sale	—	46.0

Total current assets	388.5	352.1
Property and equipment, net	95.1	103.5
Goodwill	172.8	166.4
Other intangibles, net	31.0	34.0
Other non-current assets	39.7	27.6
Non-current assets held for sale	—	83.3

Total assets	$727.1	$766.9

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$13.8	$13.9
Accounts payable and accrued expenses	359.6	292.7
Deferred revenue	36.6	35.2
Income taxes payable	3.9	3.2
Current liabilities held for sale	—	49.1

Total current liabilities	413.9	394.1
Long-term debt	1,467.3	1,887.3
Deferred income taxes	3.0	5.5
Deferred revenue	3.4	4.1
Other long-term liabilities	33.6	25.9
Non-current liabilities held for sale	—	7.6

Total liabilities	1,921.2	2,324.5

Commitments and contingencies
Deficit
Common Stock, $0.01 par value, 520,000,000 shares authorized, 9,157,071 shares issued and outstanding	0.1	0.1
Class C Common Stock, $0.01 par value, 10,000,000 shares authorized, 434,897 shares issued and 433,813 shares outstanding	—	—
Class D Common Stock, $0.01 par value, 10,000,000 shares authorized, 457,784 shares issued and 456,643 shares outstanding	—	—
Additional paid in capital	413.7	412.5
Warrants	31.1	31.1
Accumulated deficit	(1,625.8)	(1,991.7)
Accumulated other comprehensive income	(13.6)	(9.5)
Treasury stock, at cost, 1,084 Class C and 1,141 Class D shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,195.6)	(1,558.6)
Non-controlling interest in subsidiary	1.5	1.0

Total deficit	(1,194.1)	(1,557.6)

Total liabilities and deficit	$727.1	$766.9

TABLE 2

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(In millions, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net revenues	$177.1	$183.3	$545.4	$549.1

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	36.8	42.5	103.3	130.5
Operating costs	82.3	81.1	249.4	271.6
General and administrative	26.2	21.2	88.1	68.1
Facility exit costs	1.0	(1.2)	1.8	0.2
Depreciation and amortization	12.7	11.8	36.2	33.7

Total expenses	159.0	155.4	478.8	504.1

Income from continuing operations	18.1	27.9	66.6	45.0
Interest income	—	—	0.1	0.1
Interest expense	(50.5)	(44.3)	(145.1)	(97.0)
Gain (loss) on extinguishment of debt	(31.6)	(2.8)	(31.6)	3.5
Other expense, net	—	(0.1)	(0.3)	(0.3)

Loss from continuing operations before income taxes	(64.0)	(19.3)	(110.3)	(48.7)
Income tax benefit (provision)	24.5	(1.7)	23.6	0.4

Loss from continuing operations, net of tax	(39.5)	(21.0)	(86.7)	(48.3)

Income from discontinued operations, net of tax	456.9	10.2	452.0	20.5

Net income (loss)	417.4	(10.8)	365.3	(27.8)
Less: net income attributable to non-controlling interest	(0.3)	(0.1)	(1.0)	(0.7)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$417.1	$(10.9)	$364.3	$(28.5)

Earnings (loss) per share attributable to holders of Common Stock
Basic earnings (loss) per share
Continuing operations	$(2.91)	$(1.54)	$(6.43)	$(4.32)

Discontinued operations	$33.51	$0.74	$33.16	$1.81

Net earnings (loss) per share	$30.60	$(0.80)	$26.73	$(2.51)

Diluted earnings (loss) per share
Continuing operations	$(2.91)	$(1.54)	$(6.43)	$(4.32)

Discontinued operations	$33.51	$0.74	$33.16	$1.81

Net earnings (loss) per share	$30.60	$(0.80)	$26.73	$(2.51)

Weighted average common shares outstanding
Basic	13,628,871	13,522,890	13,628,871	11,356,425

Diluted	13,628,871	13,522,890	13,628,871	11,356,425

Net income (loss)	$417.4	$(10.8)	$365.3	$(27.8)
Currency translation adjustment, net of tax for all periods	(1.8)	2.4	(4.1)	6.0

Comprehensive income (loss)	415.6	(8.4)	361.2	(21.8)
Less: comprehensive income attributable to non-controlling interest	(0.3)	(0.3)	(1.0)	(0.7)

Comprehensive income (loss) attributable to Affinion Group Holdings, Inc.	$415.3	$(8.7)	$360.2	$(22.5)

TABLE 3

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(In millions)

	For the Nine Months Ended September 30,
	2018	2017
Operating Activities
Net income (loss)	$365.3	$(27.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36.9	34.9
Payment in kind interest	64.8	32.9
Amortization of debt discount, financing costs and carrying value adjustment	12.7	(4.5)
Provision for accounts receivable loss	1.2	3.0
Loss (gain) on extinguishment of debt	31.6	(3.5)
Gain on sale of business	(473.1)	—
Facility exit costs	1.8	0.3
Share-based compensation	1.2	1.8
Deferred income taxes	(1.9)	2.7
Net change in assets and liabilities:
Receivables	(5.8)	(16.8)
Prepaid commissions	(2.3)	(1.5)
Other current assets	(11.1)	(7.0)
Other non-current assets	(13.9)	6.6
Accounts payable and accrued expenses	47.3	24.8
Deferred revenue	9.9	(5.2)
Income taxes receivable and payable	1.0	1.2
Other long-term liabilities	(1.2)	(0.1)
Other, net	2.0	(3.4)

Net cash provided by operating activities	66.4	38.4

Investing Activities
Capital expenditures	(23.8)	(30.1)
Acquisition-related payments, net of cash acquired	(5.8)	(0.4)
Proceeds from sale of business, net of cash transferred	517.3	—

Net cash provided by (used in) investing activities	487.7	(30.5)

Financing Activities
Proceeds from borrowings	—	1,539.6
Borrowings (repayments) under revolving credit facility, net	(15.0)	40.0
Principal payments on borrowings	(491.0)	(1,531.4)
Financing costs	(0.1)	(28.1)
Dividend paid to non-controlling interest	(0.5)	(0.2)
Proceeds from sale of warrants	—	0.5

Net cash provided by (used in) financing activities	(506.6)	20.4

Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(2.0)	3.3

Net increase in cash, cash equivalents and restricted cash	45.5	31.6
Cash, cash equivalents and restricted cash, beginning of period	64.6	63.8

Cash, cash equivalents and restricted cash, end of period	110.1	95.4
Less: cash, cash equivalents and restricted cash of discontinued operations, end of period	—	(15.8)

Cash, cash equivalents and restricted cash of continuing operations, end of period	$110.1	$79.6

Supplemental Disclosure of Cash Flow Information:
Interest payments	$111.7	$87.6

Income tax payments, net of refunds	$3.6	$3.4

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments (amounts in thousands, except dollars per unit).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Global Loyalty
Gross Transactional Sales Volume (1)	$884,026	$787,307	$2,713,607	$2,400,274
Gross Transactional Sales Volume per Transaction (1)	$265.09	$255.47	$280.11	$248.65
Total Transactions	3,335	3,082	9,688	9,653
Global Customer Engagement
Average Subscribers (2)	2,367	2,411	2,403	2,468
Annualized Net Revenue per Average Subscriber (3)	$108.64	$107.75	$109.61	$104.36
Engagement Solutions Platform Revenue	$22,407	$25,642	$74,961	$75,584
Legacy Membership and Package
Average Legacy Members (2)	705	1,063	748	1,145
Annualized Net Revenue per Legacy Member (3)	$104.80	$108.25	$103.75	$106.52

(1)

Gross Transactional Sales Volume primarily includes the gross sales amount of travel bookings, gift cards and merchandise redeemed by customers of our clients’ programs that we support and excludes cash redemptions and revenue generated from programming, platform, administration and other non-transactional services. Gross Transactional Sales Volume per Transaction is calculated by taking the Gross Transactional Sales Volume reported for the period and dividing it by the total transactions for the same period.

(2)

Average Subscribers and Average Legacy Members for the period are each calculated by determining the average subscribers or members, as applicable, for each month in the period (adding the number of subscribers or members, as applicable, at the beginning of the month with the number of subscribers or members, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s or member’s, as applicable, account is added or removed in the period in which the subscriber or member, as applicable, has joined or cancelled.

(3)

Annualized Net Revenue per Average Subscriber and Legacy Member are each calculated by taking the revenues from subscribers or members, as applicable, for the period and dividing it by the average subscribers or members, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or member, as applicable, the subscriber’s or member’s, as applicable, revenues are no longer recognized in the calculation.

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows, including a reconciliation of Affinion Holdings’ income from operations for the three and nine months ended September 30, 2018 and 2017 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization, and Adjusted EBITDA as defined in note (h) of Table 6:

	Three Months Ended September 30,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (2)
			Increase			Increase			Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)	2018	2017	(Decrease)
	(in millions)
Global Loyalty	$67.3	$58.3	$9.0	$29.4	$22.8	$6.6	$30.0	$22.7	$7.3
Global Customer Engagement	86.8	90.6	(3.8)	13.5	17.0	(3.5)	14.5	17.3	(2.8)

Subtotal	154.1	148.9	5.2	42.9	39.8	3.1	44.5	40.0	4.5
Legacy Membership and Package	23.0	34.4	(11.4)	7.7	11.8	(4.1)	7.9	11.8	(3.9)
Corporate	—	—	—	(19.8)	(11.9)	(7.9)	(11.3)	(11.3)	—

Total - Continuing operations	$177.1	$183.3	$(6.2)	30.8	39.7	(8.9)	41.1	40.5	0.6

Business optimization expenses and restructuring charges or expenses							(1.8)	(0.9)	(0.9)
Extraordinary or nonrecurring or unusual losses, expenses or charges							(6.7)	(0.5)	(6.2)
Other, net							(1.8)	0.6	(2.4)
Depreciation and amortization				(12.7)	(11.8)	(0.9)	(12.7)	(11.8)	(0.9)

Income from continuing operations				$18.1	$27.9	$(9.8)	$18.1	$27.9	$(9.8)

	Three Months Ended September 30, 2018
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total - Continuing Operations
	(in millions)
Business optimization expenses and restructuring charges or expenses	$0.3	$0.9	$—	$0.6	$1.8
Extraordinary or nonrecurring or unusual losses, expenses or charges	0.3	—	0.2	6.2	6.7
Other, net	—	0.1	—	1.7	1.8

Total	$0.6	$1.0	$0.2	$8.5	$10.3

	Three Months Ended September 30, 2017
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total - Continuing Operations
	(in millions)
Business optimization expenses and restructuring charges or expenses	$0.1	$0.5	$(0.3)	$0.6	$0.9
Extraordinary or nonrecurring or unusual losses, expenses or charges	(0.2)	—	0.3	0.4	0.5
Other, net	—	(0.2)	—	(0.4)	(0.6)

Total	$(0.1)	$0.3	$—	$0.6	$0.8

TABLE 5 (cont.)

	Nine Months Ended September 30,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (2)
			Increase			Increase			Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)	2018	2017	(Decrease)
	(in millions)
Global Loyalty	$194.9	$170.8	$24.1	$79.1	$46.4	$32.7	$80.2	$69.3	$10.9
Global Customer Engagement	272.3	268.8	3.5	49.8	39.9	9.9	53.6	47.2	6.4

Subtotal	467.2	439.6	27.6	128.9	86.3	42.6	133.8	116.5	17.3
Legacy Membership and Package	78.2	109.5	(31.3)	29.9	29.1	0.8	30.2	33.8	(3.6)
Corporate	—	—	—	(56.0)	(36.7)	(19.3)	(37.8)	(34.1)	(3.7)

Total - Continuing operations	$545.4	$549.1	$(3.7)	102.8	78.7	24.1	126.2	116.2	10.0

Business optimization expenses and restructuring charges or expenses							(8.2)	(10.5)	2.3
Extraordinary or nonrecurring or unusual losses, expenses or charges							(7.1)	(26.9)	19.8
Other, net							(8.1)	(0.1)	(8.0)
Depreciation and amortization				(36.2)	(33.7)	(2.5)	(36.2)	(33.7)	(2.5)

Income from continuing operations				$66.6	$45.0	$21.6	$66.6	$45.0	$21.6

	Nine Months Ended September 30, 2018
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total - Continuing Operations
	(in millions)
Business optimization expenses and restructuring charges or expenses	$1.0	$3.4	$(0.2)	$4.0	$8.2
Extraordinary or nonrecurring or unusual losses, expenses or charges	0.1	—	0.5	6.5	7.1
Other, net	—	0.4	—	7.7	8.1

Total	$1.1	$3.8	$0.3	$18.2	$23.4

	Nine Months Ended September 30, 2017
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total - Continuing Operations
	(in millions)
Business optimization expenses and restructuring charges or expenses	$0.1	$7.1	$1.3	$2.0	$10.5
Extraordinary or nonrecurring or unusual losses, expenses or charges	23.1	0.1	3.3	0.4	26.9
Other, net	(0.3)	0.1	0.1	0.2	0.1

Total	$22.9	$7.3	$4.7	$2.6	$37.5

(1)

Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance, and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP as an indicator of operating performance, or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP as an indicator of cash flows, or as a measure of liquidity. For a reconciliation of consolidated net loss attributable to Affinion Group Holdings, Inc. for the three and nine months ended September 30, 2018 and 2017 to Affinion Holdings’ Segment EBITDA, see Table 7.

(2)

We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income determined in accordance with U.S. GAAP as an indicator of operating performance, or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP as an indicator of cash flows, or as a measure of liquidity. For a discussion of the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to consolidated net loss attributable to Affinion Group Holdings, Inc., see Table 6.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net loss attributable to Affinion Group Holdings, Inc. for the twelve months ended September 30, 2018 and the three and nine months ended September 30, 2018 and 2017 to Affinion Holdings’ Adjusted EBITDA.

	For the Twelve Months Ended	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	September 30, 2018 (a)	2018	2017	2018	2017
	(in millions)
Net income (loss) attributable to Affinion Group Holdings, Inc.	$367.6	$417.1	$(10.9)	$364.3	$(28.5)
Less: Income from discontinued operations, net of tax	(6.0)	(9.7)	(10.2)	(4.8)	(20.5)
Less: Gain on sale of business, net of tax	(447.2)	(447.2)	—	(447.2)	—

Loss from continuing operations attributable to Affinion Group Holdings, Inc.	(85.6)	(39.8)	(21.1)	(87.7)	(49.0)
Interest expense, net	190.9	50.5	44.3	145.0	96.9
Income tax provision (benefit)	(50.5)	(24.5)	1.7	(23.6)	(0.4)
Net income attributable to non-controlling interest	1.1	0.3	0.1	1.0	0.7
Other expense, net	0.4	—	0.1	0.3	0.3
Loss (gain) on extinguishment of debt	31.6	31.6	2.8	31.6	(3.5)
Depreciation and amortization	47.8	12.7	11.8	36.2	33.7
Business optimization expenses and restructuring charges or expenses (b)	12.4	2.5	0.9	8.2	10.5
Extraordinary or nonrecurring or unusual losses, expenses or charges (c)	8.0	6.0	0.5	7.1	26.9
Other, net (d)	10.4	1.8	(0.6)	8.1	0.1

Adjusted EBITDA, excluding pro forma adjustments (e) (f)	166.5	$41.1	$40.5	$126.2	$116.2

Effect of the pro forma adjustments (g)	3.7

Adjusted EBITDA, including pro forma adjustments (h)	$170.2

(a)

Represents consolidated financial data for the year ended December 31, 2017, minus consolidated financial data for the nine months ended September 30, 2017, plus consolidated financial data for the nine months ended September 30, 2018.

(b)	Represents the elimination of the effect of business optimization expenses and restructuring charges or expenses.
(c)	Represents the elimination of extraordinary or nonrecurring or unusual losses, expenses or charges.
(d)

Primarily represents the elimination of (i) net changes in certain reserves, (ii) share-based compensation expense and (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions.

(e)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We use Adjusted EBITDA to evaluate our operating performance and as a basis for determining payment of bonuses under our annual incentive plan. We present Adjusted EBITDA to enhance your understanding of our operating performance. However, Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP as an indicator of operating performance, or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP as an indicator of cash flows, or as a measure of liquidity.

(f)

Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on October 1, 2017 in calculating Adjusted EBITDA under Affinion’s senior secured credit facility, subject to certain limitations.

(g)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on October 1, 2017.
(h)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (f) above.

TABLE 7

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO AFFINION

GROUP HOLDINGS, INC. TO SEGMENT EBITDA (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net loss attributable to Affinion Group Holdings, Inc. for the three and nine months ended September 30, 2018 and 2017 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions)
Net income (loss) attributable to Affinion Group Holdings, Inc.	$417.1	$(10.9)	$364.3	$(28.5)
Less: Income from discontinued operations, net of tax	(9.7)	(10.2)	(4.8)	(20.5)
Less: Gain on sale of business, net of tax	(447.2)	—	(447.2)	—

Loss from continuing operations attributable to Affinion Group Holdings, Inc.	(39.8)	(21.1)	(87.7)	(49.0)
Interest expense, net	50.5	44.3	145.0	96.9
Income tax provision (benefit)	(24.5)	1.7	(23.6)	(0.4)
Net income attributable to non-controlling interest	0.3	0.1	1.0	0.7
Other expense, net	—	0.1	0.3	0.3
Loss (gain) on extinguishment of debt	31.6	2.8	31.6	(3.5)
Depreciation and amortization	12.7	11.8	36.2	33.7

Segment EBITDA	$30.8	$39.7	$102.8	$78.7